Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2008, relating to (1) the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in MetLife, Inc. and subsidiaries’ method of accounting for deferred acquisition costs and income taxes as required by accounting guidance adopted on January 1, 2007, and its method of accounting for defined benefit pension and other postretirement plans as required by accounting guidance adopted on December 31, 2006) and (2) the effectiveness of MetLife, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2007, which are incorporated by reference, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
St. Louis, Missouri
August 6, 2008